                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.


                        Commission File Number 001-14043


                          Ocwen Asset Investment Corp.
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             (Exact name of registrant as specified in its charter)


                         1675 Palm Beach Lakes Boulevard
                         West Palm Beach, Florida 33401
                                 (561) 682-8000
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    (Address, including zip code, and telephone number, including area code, or Registrant's principal executive offices)


                                  Common Stock
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            (Title of each class of securities covered by this Form)


                       11 1/2% Redeemable Notes Due 2005
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  [x]  Rule 12h-3(b)(1)(i)  [x]
                 Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(1)(ii) [ ]
                 Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(i)  [ ]
                 Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6 [ ]

Approximate number of holders of record as of the certification or notice date:
                                        1
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      Pursuant to the requirements of the Securities Exchange Act of 1934, Ocwen Asset Investment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      OCTOBER 7, 1999        By: /s/ John R. Erbey
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                                      John R. Erbey,
                                      Senior Managing Director and Secretary